EXHIBIT 99.1

March 23, 2015

For Immediate Release

Urologix Announces Hiring of Chief Financial Officer

MINNEAPOLIS - March 23, 2015 - Urologix, Inc. (OTCQB:ULGX), the leading provider of in-office procedures for the safe, durable and effective treatment of BPH, today announced the appointment of Scott M. Madson as its Chief Financial Officer effective April 1, 2015. Mr. Madson brings over 30 years of both public and private company financial leadership experience to his new role, having most recently provided finance and accounting management consulting services through his company, Madson Consulting LLC. Previously, Scott was Vice President, Controller and Chief Accounting Officer for Universal Hospital Services, Inc, one of the nation’s largest providers of mobile medical equipment and healthcare technology management services.

Mr. Madson will report to the Company's Chief Executive Officer, Greg Fluet. "We are excited to welcome Scott to the management team at Urologix," stated Mr. Fluet. "In addition to his broad range of skills and experience, his background in mobile healthcare solutions complements both our operations and long-term growth objectives. We are confident that Scott’s financial leadership will provide a positive impact on Urologix’s ability to execute our plan with operating and financial efficiency.”

During his service to Universal Hospital Services, which is an SEC reporting company, Mr. Madson was responsible for supervising accounting staff and had responsibilities in the areas of accounting, external and internal reporting, fixed asset management, and tax matters. He was also involved in mergers and acquisitions, financings and strategic initiatives. Prior to UHS, Scott held finance positions in companies including Nextel Partners and RBC Wealth Management. He began his career in public accounting at Deloitte in Minneapolis. Mr. Madson is a Certified Public Accountant (inactive) and received a Bachelor of Science degree in Business with a major in Accounting from the University of Minnesota.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures, markets and distributes minimally invasive medical products for the treatment of obstruction and symptoms due to Benign Prostatic Hyperplasia (BPH). Urologix's Cooled ThermoTherapy™ produces targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort. The Prostiva® RF Therapy System delivers radio frequency energy directly into the prostate destroying prostate tissue, reducing constriction of the urethra, and thereby relieving BPH symptoms. Both therapies provide safe, effective and lasting relief of the symptoms and obstruction due to BPH. Prostiva is a registered trademark of Medtronic, Inc., used under license. All other trademarks are the property of Urologix.

If you’d like more information on this topic, please contact Greg Fluet at (763) 475-1400 or investor-relations@urologix.com. To learn more about Urologix and its products and services, visit their website at www.urologix.com.

The Urologix, Inc. logo is available at www.urologix.com/clinicians/resource-library.php

CONTACTS:

Urologix Media Contact

Susan Overby

(763) 745-1540

soverby@urologix.com

Urologix Investor Relations Contact

Greg Fluet

(763) 475-1400

gfluet@urologix.com